Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 7, 2021 relating to the financial statements of Pharming Group N.V., appearing in the Annual Report on Form 20-F of Pharming Group N.V. for the year ended December 31, 2020.

/s/ Deloitte Accountants B.V.

Amsterdam, Netherlands

October 28, 2021